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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


            Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.


                        Commission File No.  001-13803
                                           ----------------------

                            Cerulean Companies, Inc.
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            (Exact name of registrant as specified in its charter)

                           3350 Peachtree Road, N.E.
                     Capital City Plaza Building, 4th floor
                             Atlanta, Georgia 30326
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 Class A Convertible Common Stock, no par value
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)     [ ]
                                       Rule 15d-6               [ ]

        Approximate number of holders of record as of the certification or
notice date:      0
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Cerulean Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March  26  , 2001             By:    /s/ Robert A. Kelly
             ------                       -------------------------------
                                      Name:  Robert A. Kelly
                                      Title: Assistant Secretary